EXHIBIT 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Second Quarter 2011 Financial Results
Monday, July 25, 2011 4:45 pm EDT

Company Reports Record Revenue and EPS in its Second Quarter of Fiscal 2011

HAYWARD, Calif., July 25, 2011 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the second quarter of fiscal year 2011 ended July 1, 2011.

Revenue for the second quarter was $133.7 million, an increase of 5.5% from the first quarter 2011 and an increase of 26.3% from the same period a year ago.  Semiconductor revenue was 74% of total revenue for the second quarter compared to 80% in the previous quarter and revenue outside the US accounted for 31% of the total revenue for the second quarter compared to 29% for the previous quarter. Gross margin for the second quarter was 14.2%, compared to 13.9% for the first quarter 2011 and 14.0% for the second quarter a year ago.

The company recorded net income of $7.0 million, or $0.30 per share in the second quarter compared to net income of $5.8 million, or $0.25 per share in the first quarter of 2011 and net income of $5.7 million, or $0.25 per share for the second quarter of 2010.

Cash at the end of the second quarter 2011 was $37.6 million, an increase of $2.3 million from the prior quarter.  Net liquidity was $11.4 million, an increase of $3.4 million from the prior quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer stated: “We are extremely pleased with our operating results for the second quarter of 2011, as we surpassed our guidance for both revenue and earnings per share.  Revenue, again, was at an all-time high and we continued to improve our operational efficiencies during the quarter as evidenced by the increase in our gross margins. We continue to drive more revenue through our Asian operations as well as increase the proportion of revenues from non-semiconductor equipment industries.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “Revenue guidance for the third quarter 2011 is $105 million to $110 million, with earnings per share in the range of $0.14 to $0.18. This projection reflects the declines in demand projected by all of our major semiconductor equipment customers for the third quarter of 2011. During the third quarter we are forecasting a tax rate of 24%.”

Ultra Clean will conduct a conference call today, Monday, July 25, 2011, beginning at 1:45 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 855-859-2056 (domestic) and 404-537-3406 (international). The confirmation number for the live broadcast and replay is 82775093 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our third quarter 2011 revenue and earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the six months ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010

Sales	$133,741	$105,878	$260,460	$204,345

Cost of goods sold	114,748	91,083	223,915	177,174

Gross profit	18,993	14,795	36,545	27,171

Operating expenses:
Research and development	1,437	1,390	3,042	2,447
Sales and marketing	2,018	1,895	4,075	3,528
General and administrative	6,045	4,941	11,748	10,004
Total operating expenses	9,500	8,226	18,865	15,979

Income from operations	9,493	6,569	17,680	11,192

Interest and other income (expense), net	(367)	(145)	(735)	(300)

Income before income taxes	9,126	6,424	16,945	10,892

Income tax provision	2,168	770	4,167	1,388

Net income	$6,958	$5,654	$12,778	$9,504

Net income per share:
Basic	$0.31	$0.26	$0.57	$0.44
Diluted	$0.30	$0.25	$0.54	$0.41

Shares used in computing net income per share:
Basic	22,734	21,670	22,597	21,589
Diluted	23,482	23,016	23,528	22,905

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	July 1,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$37,636	$34,654
Accounts receivable	57,779	54,589
Inventory	69,871	59,288
Other current assets	8,858	5,935
Total current assets	174,144	154,466

Equipment and leasehold improvements, net	10,256	8,971
Purchased intangibles, net	8,987	8,987
Other non-current assets	598	571
Total assets	$193,985	$172,995

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
Bank borrowings	$3,333	$4,110
Accounts payable	48,916	45,957
Other current liabilities	11,943	7,654
Total current liabilities	64,192	57,721

Bank debt and other long-term liabilities	25,691	27,765
Total liabilities	89,883	85,486

Stockholders’ equity
Common stock	103,274	99,459
Retained earnings (deficit)	828	(11,950)
Total stockholders' equity	104,102	87,509
Total liabilities and stockholders' equity	$193,985	$172,995